Exhibit 10.25
ANEXO AL CONTRATO DE TRABAJO

March 8, 2019
Mr. Fernando Blasco Marzal
Bristol, 2 - 7th floor D
28028 Madrid, Spain
Dear Fernando:
We are very pleased to confirm our offer of employment as General Manager, Hayward Europe, reporting to Richard LaChance, as outlined below.
On the one hand,
Hayward Iberica with registered address at Calle Felipe II, No. 59 Poligono Industrial “LaVilla de Yuncos” 45210 Yuncos (Toledo), holder of tax identification number B-45, 487, 188, and registered in the Commercial Registry of Toledo as page T0-16730, represented by Mr. Richard LaChance, of legal age, with address for these purposes at Calle and with NIE number Y460738 (the “Company”).
On the other hand,
Mr. Fernando Blasco, (prospective “Employee”) with address as noted above.
For the purpose hereof, both the Company and the Prospective Employee will be hereinafter referred to collectively as the “Parties” and individually as a “Party”.
WITNESSETH
I.    Whereas, the Company is engaged in the development, manufacture, design, marketing, sale and distribution of electronic products and systems for treating swimming pool and industrial waters, and related activities, and may undertake additional related or other business activities in the future.

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II.    Whereas, the Company is interested in offering employment to Mr. Fernando Blasco to commence in May 2019.
Based on the above, the Parties agree to enter in this employment agreement (the “Agreement”), which will govern the Employee’s labor conditions, under the following:
CLAUSES
1.PURPOSE
1.1The purpose of this Agreement is the rendering of services by Mr. Fernando Blasco as General Manager, Hayward Europe (Hayward Pools Europe, Kripsol, Sugar Valley).
1.2The Employee’s main duties and responsibilities are to perform all duties and responsibilities customarily appertaining to the position of General Manager with respect to the Company, as from time to time determined by the Company’s board of directors (the “Board”), including, without limitation, direction of the business development function thereof and developing new market initiatives therefor, and in connection therewith assessing new markets, analyzing business opportunities, conducting financial feasibility studies and developing proposals for new business opportunities. The Employee shall diligently, and in a trustworthy, professional and efficient manner, perform all such duties and responsibilities, as well as any additional services related to the foregoing from time to time assigned to him by the Direct Report (as hereinafter defined) and by the Board.
1.3In rendering his duties hereunder, Mr. Fernando Blasco shall report to Mr. Richard LaChance, Vice President, International, of the Company’s ultimate parent entity, or to such other position as shall from time to time be designated by the Board (the “Direct Report”). Notwithstanding any provision to the contrary contained in this Agreement, Mr. Fernando Blasco’s performance of any and all duties hereunder shall be subject to the control and direction of the Board, including, without limitation, such rules, policies and procedures as shall be prescribed by the Board.
2.TERM
1.1This Agreement has an indefinite duration and will commence on or about May 13, 2019.
3.TIME AND PLACE OF WORK
1.1The Employee will provide his services full time and on an exclusive basis.
1.2The Employee will provide his services to the Company and the additional constituent entities of Hayward Pools Europe, Groupo Kripsol, Sugar Valley, with a primary office located in Yuncos (Toledo), although he will be available to make any trips (domestic and abroad) required to carry out his duties.
4.REMUNERATION AND REIMBURSEMENT OF EXPENSES
1.1In consideration for his services rendered pursuant to this Agreement, and in addition to the variable annual remuneration payable under clause 4.2 hereof and to the annual gross remuneration in the amount of €25,000.00 payable under clause 7.3 hereof, during the term of this Agreement the Employee shall receive a gross fixed salary at an annual rate equal to €155,000.00. The Employee will receive such gross fixed salary in fourteen (14)

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equal monthly installments each in the amount equal to €11,071.43 in accordance with the Company’s standard payroll practices from time to time in effect.
1.2In addition, the Employee will be eligible to earn an annual target bonus of fifty percent (50%) of the aggregate of (x) annual gross fixed salary under clause 4.1 and (y) annual gross remuneration under clause 7.3, in accordance with such policies and criteria as are established by the Board in its sole discretion. Such variable annual remuneration will not cumulate beyond the period to which it applies. The Board shall be empowered from time to time to approve new conditions that may vary the amounts as well as the requirements and conditions to earn such remuneration. The foregoing discretion afforded to the Board will not be construed to diminish any such variable annual remuneration once earned.
1.3In addition, in 2019 the Employee will be eligible to commence participation in the Company’s Long Term Equity-Based Incentive Plan, with 1,500 Class B Stock Options granted at $350.97. Additionally, the Employee has also indicated a personal investment of 50,000€ in Class A Common Stock. The Employee will receive a signing bonus of 25,000€ (minus applicable taxes) within a month of his hire date, to be used towards his 50,000€ personal investment. The Employee understands there may be personal tax implications for the future appreciation of the stock and, as such, may want to review this information with his tax advisor.
1.4The Company shall reimburse the Employee for all ordinary and reasonable expenses incurred and paid by the Employee in connection with rendering his services under this Agreement, provided that (a) the Employee provides corresponding proof of payment and receipts issued in a manner that is acceptable for tax deduction purposes (indicating the purpose of the expense and enclosing a copy of the proof of payment) and (b) any expenses which, individually or together with related expenses, exceeds €25,000 shall have been approved in writing by the Employee’s Direct Report before it is incurred.
5.COMPANY CAR; OTHER BENEFITS
1.1The Company will provide an automobile for the use of the Employee by rental contract or, at the discretion of the Company, a monthly automobile rental allowance in an amount not to exceed €1,000.00. The Company will be responsible for fuel expenditures, insurance, taxes and maintenance in connection with the use thereof hereunder.
1.2The Employee will be entitled to participation in group insurance coverage for death or disability (short-term or long-term) up to twice the Annual Base Salary of the Employee (€360,000.00), and to such vacation aggregating 30 calendar days (on such dates as will be mutually agreed between the Employee and the Company), subject to any collective bargaining agreement applicable to the employment hereunder.
1.3In the event you should be terminated without “cause,” the Company shall pay you your Base Salary for a period of one (1) year duration, in accordance with Company standard payroll practices (in effect from time to time). However, in the event of any merger or consolidation in which Hayward is not the surviving corporation and you are offered employment by the successor on at least materially the same terms and conditions of your employment at the time of such sale or transfer and you fail to accept such employment, you shall not be entitled to any payments under this Paragraph 5.3. For purposes hereof, “cause” shall be defined as: (i) a dereliction of duty or failure to implement the directives (other than a directive the implementation of which would be a violation of law or a breach of a fiduciary responsibility) of the President, CEO or the Board; (ii) conviction of a crime; (iii) commission of an act of moral turpitude; (iv) inability to substantially fulfill

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the obligations and duties of your office in all material respects for a period of 60 consecutive days or greater, or (v) a material breach of the terms of your employment as set forth herein. In determining the existence of “cause” hereunder, the affirmative vote to that effect by the majority of the Board shall be final and conclusive with respect thereto. In the event of the termination of your employment, you agree not to disparage Hayward, Kripsol, Sugar Valley, its past and present officers, directors or employees or its affiliates of the products of Hayward or its affiliates.
1.4Other Benefits
•Private Health Insurance: The Company will provide private health insurance for family coverage, if needed.
•Life Insurance: The Company will provide Life Insurance coverage, at the rate of twice the Annual Base Salary of the Employee.
6.TERMINATION OF THE CONTRACT
1.1This Agreement shall be terminated pursuant to provisions in applicable law in accordance with Spanish legislation and applicable collective bargaining arrangements. In case the Employee decides voluntarily to terminate this Agreement, he shall deliver to the Company three (3) months advance written notice. In the event of total or partial breach by the Employee in delivering such advance notice, the Employee shall pay to the Company the amount of his remuneration hereunder for the time remaining until the entire period of required advance notice has been completed.
1.2Upon termination of this Agreement for any reason, the Employee shall immediately return to the Company all assets, files, information (regardless of the medium used), documents, credit cards, mobile devices and property belonging to the Company or any of its Affiliates that he has in his possession or has been using due to his position.
7.NON-COMPETITION COVENANT
1.1The Employee agrees that, for the period commencing on the date of signature of this Agreement and continuing for a period of one (1) year after the expiration. or other termination hereof, the Employee shall not within the Territory (as hereinafter defined), directly or indirectly, whether as principal, agent, distributor, representative, shareholder or otherwise (and except for the performance of services in accordance with the provisions hereof prior to the expiration or other termination of this Agreement):
(i)engage or invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, be associated or in any manner connected with, or render services or advice to, any business, trade or occupation which (a) engages in -any activities which are the same as, or competitive with, the Restricted Field (as hereinafter defined), or (b) plans or intends to engage, or is investigating the feasibility of engaging in, any activities competitive with the Restricted Field;
(ii)without limiting the generality of sub-clause (i) immediately preceding, assist any other business or company to engage in any activities which are the same as, or competitive with, the Restricted Field;
(iii)employ or engage or solicit or otherwise seek to employ or engage as an employee, associate, independent contractor, consultant, agent, sub-agent, distributor, representative or otherwise, whether full or part-time, any person or

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entity who is or was an employee, associate, independent contractor, consultant, agent, sub-agent, distributor or representative of the Company, or any of its Affiliates (as hereinafter defined); or induce or attempt to induce any such person or entity to terminate such person’s or entity’s employment or other relationship with the Company or any Affiliate thereof;
(iv)call on, solicit or service any customer, supplier, independent contractor or other business relation of the Company or any Affiliate thereof in order to induce or attempt to induce such customer, supplier, independent contractor or other business relation to cease doing business with the Company or any Affiliate thereof, or in any way interfere with the relationship between any such customer, supplier, independent contractor or business relation and the Company or any Affiliate thereof,
(v)participate voluntarily with or provide assistance or information to any person or entity who is involved in a potential or existing business or legal dispute with the Company or any Affiliate thereof, including, but not limited to, litigation, except as may be required by law; or
(vi)disparage the Company or any Affiliate thereof, or any of their respective shareholders, directors, officers, employees or agents.
For purposes hereof, an “Affiliate” shall mean any person or entity controlling, controlled by or under common control. with the subject referenced.
1.2The Employee recognizes that the business of the Company and its Affiliates is expected to be conducted throughout the European Union and each jurisdiction therein on the date of this Agreement (collectively, the “Territory”) and that any more narrow geographical limitations of any nature on the restrictive covenants set forth in clause 7.1 immediately preceding are therefore inappropriate. The Parties intend that the covenants contained in clause 7.1 immediately preceding shall be construed as a series of separate covenants, one for each jurisdiction within the Territory covered thereby. Except for geographical coverage, each such separate covenant shall be deemed identical in terms and binding to the fullest extent permitted under existing applicable law. If, in any judicial proceeding, a court should refuse to enforce all of the separate covenants deemed included in clause 7.1 immediately preceding because taken together they cover too extensive a geographic area, then it is intended that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceedings shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof. In the event that a court of competent jurisdiction shall refuse to enforce the provisions of the restrictive covenants set forth in clause 7.1 immediately preceding because it deems the length of time or the geographical area to be excessive or unreasonable, then the time period or the geographical area, or both, shall be deemed to be amended to conform to such time period and geographical area as such court shall determine to be reasonable and not excessive.
1.3As compensation for the covenants under this clause 7, and in addition to the amounts payable under clauses 4.1 and 4.2 hereof, during the term of this Agreement the Employee will receive annual gross remuneration equal to €25,000.00. Such amount will be divided proportionately (equal to €2,083.33) and paid in twelve (12) equal monthly installments. In the event the Employee breaches the covenants under this clause 7, the Employee will be obligated to pay to the Company an amount equal to the aggregate of all amounts theretofore paid under this clause 7.3, from the date of signature of this Agreement.

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8.CONFIDENTIALITY AND NON-USE
1.1From and after the date of signature of this Agreement and for an indefinite term, the Employee shall maintain in confidence, and shall cause his Affiliates, and his and their respective advisors, attorneys, accountants, lenders, agents or others associated therewith, to maintain in confidence and not to divulge to any third party, and take all precautions to protect, and not make any use whatsoever at any time, nor copy or reverse engineer, any written, oral or other information (including without limitation, computer programs, technical drawings, algorithms, know-how, formulas, processes, ideas and inventions whether patentable or not), schematics and other technical, business, financial, customer, and product development plans, forecasts, strategies and information) constituting, obtained or used by the Company or any Affiliate thereof in connection with the Restricted Field; provided, however, that the obligations under this clause 8.1 shall not apply to information generally known to the public other than through a violation of this clause or disclosures pursuant to an order of a court of competent jurisdiction.
9.INVENTIONS.
1.1The Employee acknowledges and accepts that any invention, process, discovery, innovation, design, improvement, technology, technical documents, formula, compound, trade secret, trademarks, etc. (collectively, “Industrial Property”) whether or not subject to patents, trademarks, designs, know-how, confidential information or any other intellectual property protection made, discovered or created (i) in the course of the employment whether or not conceived or developed during regular business hours or within one (1) year thereafter if in any manner related to the Restricted Field, or (ii) using means and/or proprietary or confidential information of the Company or any Affiliate thereof shall be and remain the sole and exclusive property of the Company. The Employee shall, with respect to all Industrial Property: (a) keep current, accurate and complete records thereof, which shall belong to the Company and be kept and stored on the Company’s premises while the Employee is employed by the Company, (b) promptly and fully disclose to the Company in writing the existence and nature of any such Industrial Property and (c) assign (and the Employee does hereby assign) to the Company all of his rights to all such Industrial Property, and take all such further action and execute such documentation prescribed by the Company to effectuate each such assignment.
1.2With respect to any creations covered by intellectual property rights which may be copyrighted (“Copyright”) made, discovered or created in the course of the employment hereunder, the Employee hereby grants and exclusively assigns to the Company all the exploitation rights to such Copyright. The assignment will be worldwide and for all the terms, the rights of which are legally in force; no consideration other than his regular salary will be due. The assignment does not refer to moral rights and any other rights that cannot be waived, which shall in any case remain with the Employee.
1.3The Employee shall execute and deliver to the Company such additional documentation reasonably requested by the Company more fully to effectuate the provisions of this clause 9. In any case, any and all inventions of the Employee will further be subject to the prevailing law at the time.
10.PERSONAL DATA PROTECTION
1.1The Employee consents to the Company holding and processing, both electronically and manually, any and all data related to him in the course of the employment hereunder and the use of such data to facilitate compliance with applicable procedures, laws and regulations. The Employee will have the right of objection, access, rectification and

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cancellation as set forth by the Data Protection Act dated December 13, 1999 and the 2018 General Data Protection Regulation.
11.GOVERNING LAW; JURISDICTION; REMEDIES
1.1All matters not expressly covered in this Agreement shall be governed by Spanish labor regulations.
1.2The Parties agree to submit all conflicts arising from or related to this Agreement to the Spanish courts of the city of L’Hospitalet de Llobregat, and they waive any other jurisdiction to which they may be entitled.
1.3In addition and supplementary to other rights and remedies existing in favor, the Company may apply to the court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent violations of the provisions of this Agreement including, without limitation, clause 7, clause 8 and clause 9.
12.ASSIGNIVIENT
1.1No Party will have the right to assign or subcontract the rights and obligations arising under this Agreement without the other Party’s prior written consent.
1.2Notwithstanding the foregoing, the Company may assign or subcontract its rights and obligations under this Agreement to any company of its group (as defined in Article 42 of the Commercial Code), without the Employee’s prior written consent.
13.NOTICES
1.1All communications and notices made by the Parties pursuant to or in relation to this Agreement must be in writing, in English, using any of the following methods: (a) personal delivery with written confirmation of receipt by the other Party; (b) notarial service; (c) burofax; or (d) mail or electronic mail, or by any other means, as long as, at all times, there is evidence of receipt by the addressee(s).
1.2Communications and notices between the Parties are to be delivered to the following addresses and to the attention of the persons indicated:
To the Company:
Hayward Iberica and Hayward Industries, Inc.
Attention: Human Resources
Address:    Calle Felipe II, No. 59 Poligono Industrial “LaVilla de Yuncos” 45210 Yuncos (Toledo)
Telephone: +34 660 350 090
E-mail: mcostello@hayward.com; tchaigneau@hayward.com

To the Employee:

Mr. Fernando Blasco
Bristol, 2 - 7th floor D
28028 Madrid, Spain

Telephone: +34 666 505 825
E-mail: FBlascom@gmail.com

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1.3Any changes to the addresses and contact persons indicated to receive notices under this Agreement are to be immediately notified to the other Parties according to the terms of this clause 13. If a Party has not been informed of changes as provided under this clause 13, any notices the Party makes in accordance with these rules to the addresses and persons indicated will be deemed valid.
14.INTERPRETATION RULES
1.1The headings used in this Agreement are for reference purposes only, and will not be deemed to affect its interpretation.
1.2If conflict arises between the clauses in this Agreement and the content of its schedules or a complementary document, the terms, spirit and object of the clauses of this Agreement will prevail, unless the contrary is expressly provided.
1.3The illegality, invalidity or nullity of any of the clauses of this Agreement will not affect the validity of its other provisions, provided, always, the Parties’ rights and obligations deriving from this Agreement are not affected in an essential manner. ‘Essential’ is understood as any situation that seriously prejudices the interests of any of the Parties, or which affects the object of this Agreement as provided for in clause 1. Such clauses are to be replaced or integrated into others that, in accordance with law, correspond to the objectives of the substituted clauses.
1.4This Agreement constitutes the entire agreement of the Parties on the date it is entered into, regarding the matters set out in this Agreement, and substitutes and derogates all other previous agreements in relation to its object. Without limiting the generality of the foregoing, the terms and conditions hereof supersede and substitute for all terms and conditions of employment otherwise in effect on the date first hereinabove set forth. All schedules form an integral part of this Agreement and, without prejudice to that provided for in clause 14.2, will have the same validity and effect as if they were incorporated into the text of this Agreement. Amendments to this Agreement are to be made in a written document signed by both Parties.
1.5No waiver by the Parties of any of the rights under this Agreement or derived from its breach will be deemed to exist unless the waiver is made expressly and in writing, in accordance with clause 14.4.
1.6If any Party waives any of their rights under this Agreement or any breach by the other Party pursuant to the previous paragraph, this waiver will not be understood as a waiver of any other right under this Agreement or any other breach by the other Party, even where it may be similar to the waived event.

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IN WITNESS WHEREOF, the Parties sign and execute this Agreement in two original counterparts which, once duly executed will have on sole force and effect, at the time and place indicated in the preamble of this document written above.
Duly represented by:

/s/ Clark Hale Mr. Clark Hale Hayward Iberica President & CEO Hayward Industries, Inc.	/s/ Fernando Blasco Marzal Mr. Fernando Blasco Marzal

/s/ Richard LaChance Mr. Richard LaChance Vice President, International

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